PRICING SUPPLEMENT NO. 3                                        Rule 424(b)(2)
TRADE DATE:  02/18/98                               Registration No. 333-34663
(To Prospectus Supplement dated September 30, 1997	        Cusip No. 00786WAK5
including the Prospectus dated September 19, 1997)

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                    AEROQUIP-VICKERS, INC.
                      MEDIUM-TERM NOTES

           Due More Than Nine Months from Date of Issue

Floating Rate Note (  )		                   7.07% Fixed Rate Note (X)

Principal Amount:	     $2,000,000	          Issue Price:  $2,000,000 or 100%
Original Issue Date:	  February 23, 1998    Specified Currency:  USD
Interest Accrual Date:	30/360 basis	        Maturity Date:  February 23, 2018

Redemption Date(s):	        N/A	            New                    Notice of
Redemption Price(s):	       N/A	            Maturity	              Renewal
Authorized Denominations (if other than	    Date(s):              	Date(s):
denominations of $1,000 and integral
multiples of $1,000 in excess thereof	      Interest Payment Period:
in U.S. Dollars):	          N/A	               Semi-Annual

Repayment Date(s):		                        Interest Payment Dates: May 1 and
Repayment Price(s):			                         November 1 Commencing May 1,
Total Amount of OID:	       N/A	               1998
Yield to Maturity:	         N/A	            Global Security:  (X) Yes  (  ) No
Initial Accrual Period OID:	N/A	            Exchange Rate Agent:	   N/A
Method Used to Determine
  Historical Exchange Rate:	N/A
Yield to Maturity and Initial
  Accrual Period OID:	      N/A

(Only applicable to Floating Rate Notes):	  Spread (plus or minus):	N/A
  Initial Interest Rate:  	 N/A            	Spread Multiplier:	     N/A
  Index Maturity:	          N/A	            Maximum Interest Rate: 	N/A
  Base Rate(s):	            N/A	            Minimum Interest Rate:	 N/A
    If LIBOR, Designated LIBOR Page: N/A	   Calculation Rate Agent:	N/A
      (   ) LIBOR Reuters
      (   ) LIBOR Telerate		                Name of Agent: JP Morgan ($2.0M)

Index Currency:	            U.S. Dollars	   Agents' Aggregate Discount or
Interest Reset Period:     	N/A		              Commission:  $15,000.00
Interest Reset Dates:	      N/A	            Net Proceeds to Co.:$1,985,000.00

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( )  Agent is acting as Agent for the sale of Notes by the Company at a price to the public of ( ) 100% of Principal Amount or (  ) _____% of Principal
Amount.

(X) Agent is purchasing Notes from the Company as Principal for resale to Investors and other purchasers at:
(X) a fixed initial public offering price of 100% of the principal amount;
( ) a fixed initial public offering price of ___% of the principal amount; or
( ) varying prices relating to prevailing market prices at time of resale to be determined by Agent.

Additional Terms: